  Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-287036
PROSPECTUS
18,102,286 Common Shares
Offered by the Selling Shareholders
OKEANIS ECO TANKERS CORP.
The selling shareholders named in the section entitled “Selling Shareholders” of this prospectus, or their respective donees, pledgees, transferees, distributees, or other successors in interest, whom we refer to collectively as the Selling Shareholders, may sell, in one or more offerings pursuant to this registration statement, up to 18,102,286 of our shares of common stock, par value $0.001 per share, also known as our common shares. We are not selling any common shares under this prospectus.
The Selling Shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of these common shares, including on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. See “Plan of Distribution” beginning on page 14. Information on the Selling Shareholders and the times and manners in which they may offer and sell our common shares are described under the sections entitled “Selling Shareholders” and “Plan of Distribution” in this prospectus. If any common shares are sold, the Selling Shareholders will pay any underwriting or brokerage commissions and/or similar charges incurred for the sale of such shares. While we will bear all costs, expenses and fees in connection with the registration of the common shares, including the filing of any amendments or supplements to the registration statement or this prospectus, we will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. To the extent required, the number of common shares to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer, or underwriter and any applicable discounts, commissions, concessions, or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
Our common shares are traded on the New York Stock Exchange, or the NYSE, under the trading symbol “ECO” and on the Oslo Stock Exchange (also known as the Euronext Oslo Børs) under the trading symbol “OET”. On May 6, 2025, the last reported sale price of our common shares on the NYSE was $24.61.
An investment in these common shares involves risks. See the section entitled “Risk Factors” beginning on page 5 of this prospectus, and other risk factors contained in any applicable prospectus supplement that we may file and in the documents incorporated by reference herein and therein, including our annual report on Form 20-F for the year ended December 31, 2024 filed with the Securities and Exchange Commission on March 31, 2025, or our Annual Report.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these common shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 21, 2025

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or the SEC, using a shelf registration process. Under the shelf registration process, the Selling Shareholders may sell, from time to time, common shares described in this prospectus in one or more offerings of up to 18,102,286 common shares. To the extent required, the Selling Shareholders will deliver a supplement to this prospectus to update the information contained in this prospectus. The prospectus supplement may also add, update or change the information contained in this prospectus, and we may add, update or change information contained in this prospectus by incorporating by reference information that we file or furnish to the SEC. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any common shares, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.
This prospectus and any prospectus supplement are part of a registration statement we filed with the SEC and do not contain all the information in such registration statement. Documents establishing the terms of the offered common shares are filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the common shares offered hereby, you should refer to the registration statement, which you can obtain from the SEC as described below under the section entitled “Where You Can Find Additional Information.”
You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or any free writing prospectus prepared by or on behalf of us and the additional information described below under the heading “Where You Can Find Additional Information.” Neither we nor the Selling Shareholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Shareholders will not make an offer to sell these common shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. When this prospectus or a prospectus supplement is delivered or a sale pursuant to this prospectus or a prospectus supplement is made, neither we nor the Selling Shareholders are implying that the information is current as of the date of the delivery or sale. You should not consider any information in this prospectus, any prospectus supplement or in the documents incorporated by reference herein to be investment, financial, legal or tax advice. We and the Selling Shareholders encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our common shares.
The Selling Shareholders and the underwriters, if any, are offering to sell, and seeking offers to buy, the common shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common shares offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.
Unless the context otherwise requires, as used in this prospectus, the terms “Company”, “we”, “us”, and “our” refer to Okeanis Eco Tankers Corp. and, where applicable, all of its subsidiaries, and “Okeanis Eco Tankers Corp.” refers only to Okeanis Eco Tankers Corp. and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Unless otherwise indicated, all references to “U.S. dollars,” “dollars,” “U.S. $,” “USD” and “$” in this prospectus are to the lawful currency of the United States of America. References to “Norwegian Kroner” and “NOK” are to the lawful currency of Norway. Financial information presented in this prospectus is derived from financial statements that are incorporated by reference and were prepared in accordance with International Financial Reporting Standards (IFRS). We have a fiscal year end of December 31. Certain financial information has been rounded, and, as a result, certain totals shown in or incorporated by reference into this prospectus may not equal the arithmetic sum of the figures that should otherwise aggregate to those totals. Terms used in any prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

PROSPECTUS SUMMARY
This section summarizes some of the information that is contained in or incorporated by reference in this prospectus. As an investor or prospective investor, you should review carefully, before making an investment decision, all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement(s), including the “Risk Factors”, “Cautionary Statement Regarding Forward-Looking Statements” and our financial statements and related notes contained or incorporated by reference herein and therein, and as updated by annual and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information.”
Overview
We are Okeanis Eco Tankers Corp., an international owner and operator of a modern, fuel-efficient Eco fleet of 14 tanker vessels, comprising six modern Suezmax tankers and eight modern VLCC tankers, focusing on the transportation of crude oil. Our vessels are built in line with Eco standards that consume less bunker fuel than conventional tanker vessels, are equipped with exhaust gas cleaning systems (“scrubbers”) and are built to comply with regulations for ballast water treatment. Our fleet has a carrying capacity of approximately 3.5 million deadweight tons and an average age of 5.4 years as of December 31, 2024. Certain of our vessels are owned by us directly and others are owned by finance leasing houses and bareboat chartered back to us (with an option for us to repurchase the vessels at certain times).
Our common shares are traded on the New York Stock Exchange, or the NYSE, under the trading symbol “ECO” and on the Oslo Stock Exchange (also known as the Euronext Oslo Børs) under the trading symbol “OET”.
The following table lists the vessels in our fleet as of May 6, 2025:
Vessel Name	Year Built	Dwt	Flag	Yard	Type of Employment
Milos	2016	157,525	Greece	Sungdong	Spot/Short-Term
Poliegos	2017	157,525	Marshall Islands	Sungdong	Spot/Short-Term
Kimolos	2018	159,159	Marshall Islands	JMU	Spot/Short-Term
Folegandros	2018	159,221	Marshall Islands	JMU	Spot/Short-Term
Nissos Sikinos	2020	157,447	Marshall Islands	HSHI	Spot/Short-Term
Nissos Sifnos	2020	157,447	Marshall Islands	HSHI	Spot/Short-Term
Nissos Rhenia	2019	318,953	Marshall Islands	HHI	Spot/Short-Term
Nissos Despotiko	2019	318,953	Marshall Islands	HHI	Spot/Short-Term
Nissos Donoussa	2019	318,953	Marshall Islands	HHI	Spot/Short-Term
Nissos Kythnos	2019	318,953	Marshall Islands	HHI	Spot/Short-Term
Nissos Keros	2019	318,953	Marshall Islands	HHI	Spot/Short-Term
Nissos Anafi	2020	318,953	Marshall Islands	HHI	Spot/Short-Term
Nissos Kea	2022	300,323	Marshall Islands	HHI	Spot/Short-Term
Nissos Nikouria	2022	300,323	Marshall Islands	HHI	Spot/Short-Term
We strategically monitor developments in the tanker industry on a regular basis and, subject to market demand, will seek to enter into shorter or longer time or bareboat charters according to prevailing market conditions.
We compete for charters on the basis of price, vessel location, size, age, and condition of the vessel, as well as on our reputation as an operator. We generally arrange our time charters and bareboat charters through the use of brokers, who negotiate the terms of the charters based on market conditions. Ownership of tankers is highly fragmented and is divided among major oil companies and independent vessel owners.
We have entered into management agreements with OET Chartering Inc. (a wholly owned subsidiary) as commercial manager of our vessels and with Kyklades Maritime Corporation, or KMC, as our technical manager. KMC provides our day-to-day fleet technical management, such as vessel operations, repairs, insurance consulting, supplies, and crewing. We, through our vessel-owning subsidiaries, have also entered into ETS Services Agreements with KMC pursuant to which KMC obtains, transfers and surrenders emission allowances under the EU Emissions Trading Scheme that came into effect on January 1, 2024. Furthermore, OET Chartering Inc. has entered into a shared services agreement with KMC to document the mutual exchange of business support in respect of the management of our vessels by way of corporate, accounting, financial and other operational and administrative services. OET Chartering Inc. provides commercial management of all of the vessels in our fleet and employs our on-shore employees. Our Chairman, Ioannis Alafouzos, owns a 50% stake in KMC, with his brother, Themistoklis Alafouzos, owning the other 50% stake.
We currently seek to employ our vessels primarily under voyage charters, which we believe allows us to capture the full benefit of lower fuel oil costs afforded to us by our Eco-design, scrubber-equipped, fleet. Depending on market conditions, we may also employ our vessels on time charters. Vessels operating on time charters may be chartered for several months or years, whereas vessels operating in the spot market typically are chartered for a single voyage that may last up to three months. Vessels operating in the spot market may generate increased profit margins during periods of improving tanker rates, while vessels operating on time charters generally provide more predictable cash flows. We actively monitor market conditions and changes in charter rates in managing the deployment of our vessels between voyage charters and time charters. A voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed freight per ton of cargo or a specified total amount. Under voyage charters, we pay voyage expenses such as port, canal, and bunker costs. Voyage charter rates are volatile and fluctuate on a seasonal and year-to-year basis. Fluctuations derive from imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes. Vessels operating in the voyage market generate revenue that is less predictable but may enable us to capture increased profit margins during periods of improvements in tanker rates. A time charter involves the use of the vessel for a number of months or years or for a trip between specific delivery and redelivery positions. The time charterer covers all voyage related costs while the owner receives monthly charter hire payments on a per day basis and pays all operating expenses and capital costs of the vessel.
Corporate Information
We were incorporated as Okeanis Eco Tankers Corp. under the laws of the Republic of the Marshall Islands, pursuant to the Marshall Islands Business Corporations Act, or the BCA, on April 30, 2018. Each of our vessels is owned by a separate wholly owned subsidiary. The legislation under which we operate is the BCA, and Okeanis Eco Tankers Corp.’s registered agent and registered address in the Marshall Islands is The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands, MH 96960. Our executive offices are currently located at c/o OET Chartering Inc., Ethnarchou Makariou Ave., & 2 D. Falireos St., 185 47 N. Faliro, Greece and our telephone number at that address is +30 210 480 4200. Our website is www.okeanisecotankers.com. The SEC maintains a website that contains reports, proxy and information statements, and other information that we and other issuers file electronically at www.sec.gov. Information that is or will be on or accessed through such websites does not constitute a part of, and is not incorporated by reference into, this prospectus.
The Securities the Selling Shareholders May Offer
The Selling Shareholders may sell in one or more offerings pursuant to this registration statement up to 18,102,286 of our common shares, par value $0.001 per share. We will not receive any of the proceeds from the sale of these securities by the Selling Shareholders.
A prospectus supplement may describe the amounts, prices, and type of transaction in which the Selling Shareholders may offer common shares and may describe certain risks in addition to those set forth below associated with an investment in the common shares.

RISK FACTORS
An investment in our common shares involves a high degree of risk and uncertainty. You should carefully consider the risks discussed under the caption “Risk Factors” in our Annual Report, and incorporated by reference herein, as well as the other information included in this prospectus and the other documents we have incorporated by reference in this prospectus, including the section entitled “Risk Factors” in future annual reports, before deciding to invest in our common shares. In addition, holders of our common shares should consider the significant U.S. tax consequences relating to the ownership of our common shares. Please see the section of this prospectus entitled “Where You Can Find Additional Information.” Furthermore, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in any common shares offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, results of operations or financial condition. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of the risks described below as well as in our Annual Report, future annual reports, prospectus supplements and documents incorporated by reference herein. In addition, holders of our common shares should consider the significant U.S. tax consequences relating to the ownership of our securities.
We may issue additional common shares or other equity securities without shareholder approval, which would dilute our existing shareholders’ ownership interests and may depress the market price of our common shares.
We may issue additional common shares or other equity securities of equal or senior rank in the future without shareholder approval whether or not in connection with, among other things, future vessel acquisitions, the repayment of outstanding indebtedness, and the conversion of convertible financial instruments.
Our issuance of additional common shares or other equity securities of equal or senior rank may have the following effects:
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our existing shareholders’ proportionate ownership interest in us would decrease;

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the proportionate amount of cash available for dividends payable on our common shares could decrease;

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the relative voting strength of each previously outstanding common share could be diminished; and

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the market price of our common shares could decline.

The sale of a substantial amount of our common shares could adversely affect the prevailing market price of our common shares.
Sales of substantial amounts of our common shares or other securities, or the perception that such sales might occur, could adversely affect the market price of our common shares, and the market value of our other securities. Furthermore, in the future, we may issue additional common shares or other equity or debt securities, including securities convertible into common shares, in connection with a financing, acquisition, litigation settlement, employee arrangements, or otherwise. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.
Certain shareholders hold registration rights, which may have an adverse effect on the market price of our common shares.
Each of Hospitality Assets Corp. and Glafki Marine Corp. has the right to register common shares for resale pursuant to a registration rights agreement we entered into with them, which are being registered pursuant to this registration statement. The resale of those common shares may have an adverse effect on the market price of our common shares, especially if a significant number of our common shares are sold in a short period of time.
The public market may not continue to be active and liquid enough for you to resell our common shares in the future.
The price of our common shares may be volatile and may fluctuate due to factors such as:
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actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

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mergers and strategic alliances in the tanker shipping industry;

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market conditions in the tanker shipping industry;

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changes in government regulation;

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shortfalls in our operating results from levels forecast by securities analysts;

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announcements concerning us or our competitors;

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the value of tanker vessels and the charter hires that tanker vessels are able to obtain;

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risks and issues disclosed in our annual report on Form 20-F and other filings with the SEC; and

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the general state of the securities market.

Significant tariffs or other restrictions imposed on imports by the U.S. and related countermeasures taken by impacted foreign countries could have a material adverse effect on our operations and financial results.
If significant tariffs or other restrictions are imposed on imports by the U.S. and related countermeasures are taken by impacted foreign countries, our business, including operating results, cash flows, and financial condition, may be adversely affected. On April 2, 2025, President Trump announced new tariffs on many U.S. trading partners, including a 34% tax on imports from China, a 20% tax on products from the E.U., among other tariff rates for other countries, and a baseline 10% tax on imports from many countries. These tariffs were in addition to the previous announcements of 25% taxes on auto imports, tariffs implemented against China, Canada and Mexico, and trade penalties on steel and aluminum. The previously announced tariff rates for Canada and Mexico were to stay the same and the goods that comply with the United States-Mexico-Canada Agreement were to continue to be excluded from these tariffs. However, the 20% charge on imports from China was in addition to the 34% import tax announced. Specific products that are subject to tariffs, such as automobiles, were to be exempted from the tariffs announced, and tariffs on products such as pharmaceutical drugs were to be announced at a later date. Additional tariffs included imports from Japan being subject to a 24% tariff, and imports from South Korea being subject to a 25% tariff.
On April 9, 2025, President Trump announced a pause to tariffs on most countries for 90 days. Countries subject to the pause on the tariffs are still to be subject to the baseline 10% tariff. This consequently lowers the tariff rate for the E.U., Japan, and South Korea, among other countries. However, President Trump further increased the tariff rate against Chinese imports to 125%. Canada and Mexico are still to be subject to tariffs as high as 25%, with goods that comply with USMCA to continue to be excluded.
Such tariffs and countermeasures could disrupt global supply chains and create additional operational challenges. If further tariffs are imposed on a broader range of imports, or if retaliatory trade measures are enacted by affected countries, these factors could reduce demand for commodities carried by sea, result in the loss of customers, and harm our competitive position in key markets. Additionally, ongoing trade tensions and uncertainty regarding future trade policies could negatively impact global economic conditions and consumer confidence, further affecting our business performance.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference into this prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are statements other than statements of historical facts. When used in or incorporated into this prospectus, statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “anticipate,” “believe,” “expect,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “continue,” “seeks,” “views,” “possible,” “likely,” “may,” “should,” and similar words, phrases, or expressions identify forward-looking statements, and the negatives of those words, phrases, or expressions, or statements that events, conditions, or results “can,” “will,” “may,” “must,” “would,” “could,” or “should” occur or be achieved and similar expressions in connection with any discussion, expectation, or projection of future operating or financial performance, costs, regulations, events, or trends identify forward-looking statements. The absence of these words does not necessarily mean that a statement is not forward-looking. As a result, you are cautioned not to rely on any forward-looking statements.
The forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records, and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs, or projections.
In addition to these assumptions and matters discussed elsewhere herein and, in the documents, incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the following:
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our ability to maintain or develop new and existing customer relationships with major crude oil companies and major commodity traders, including our ability to enter into long-term charters for our vessels, and those we may acquire in the future;

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our future operating and financial results;

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our future vessel acquisitions, sales, our business strategy, and expected and unexpected capital spending or operating expenses, including general and administrative, drydocking, crewing, bunker costs, and insurance costs;

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our financial condition and liquidity, including our ability to pay amounts that we owe and to obtain financing in the future to fund capital expenditures, acquisitions, and other general corporate activities;

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oil tanker industry trends, including fluctuations in charter rates and vessel values and factors affecting vessel supply and demand;

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our ability to take delivery of, integrate into our fleet, and employ any vessels we may acquire in the future, or any newbuildings we may acquire or order in the future and the ability of shipyards to deliver vessels on a timely basis;

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our dependence on our technical manager, KMC, an affiliate of our Chairman, to operate our vessels;

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the aging of our vessels, and those we may acquire in the future, and resultant increases in operation and drydocking costs;

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the ability of our vessels, and any vessels we may acquire in the future, to pass classification inspections and vetting inspections by oil majors and big chemical corporations, or other authorities;

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significant changes in vessel performance, including increased vessel breakdowns;

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length and number of off hire days, drydocking requirements, and insurance costs;

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availability of key employees and crew;

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hazards inherent in the maritime industry causing personal injury or loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage, claims by third parties or customers and suspension of operations;

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repudiation, nullification, termination, modification or renegotiation of contracts;

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U.S., EU or other foreign monetary policy and foreign currency fluctuations and devaluations;

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the creditworthiness of our charterers and the ability of our contract counterparties to fulfill their obligations to us;

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our ability to repay outstanding indebtedness, to comply with the covenants contained therein, to obtain additional financing, and to obtain replacement charters for our vessels, and any vessels we may acquire in the future, in each case, at commercially acceptable rates or at all;

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changes to governmental rules and regulations or actions taken by regulatory authorities and the expected costs thereof, or changes to tax policies and other government regulations and economic conditions that are beyond our control;

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our ability to pay dividends;

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our ability to maintain the listing of our common shares on the NYSE or the Oslo Stock Exchange;

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our ability to comply with additional costs and risks related to our environmental, social, and governance policies and regulation;

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potential liability from litigation, including purported class-action litigation;

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changes in general economic and business conditions;

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potential conflicts of interest involving our significant shareholders;

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general domestic and international political conditions, international conflict or war (or threatened war), including between Russia and Ukraine and between Israel and Hamas and Hezbollah, terrorist attacks and international hostilities and instability, including attacks against merchant vessels in the Red Sea and the Gulf of Aden by Iran-backed Houthi militants based in Yemen, potential tensions between the U.S. and Panama or Venezuela, potential disruption of shipping routes due to accidents, political events, including “trade wars,” piracy, acts by terrorists, or major disease outbreaks;

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changes in production of or demand for oil, either globally or in particular regions;

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the strength of world economies and currencies, including fluctuations in charterhire rates and vessel values;

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potential liability from future litigation and potential costs due to our vessels’ operations, and the operation of any vessels we may acquire in the future, including due to any environmental damage and vessel collisions;

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any malfunction or disruption of information technology systems and networks that our operations rely on or any impact of a possible cyber security breach;

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the length and severity of public health threats, epidemics and pandemics, and other disease outbreaks and their impact on the demand for commercial seaborne transportation and the condition of the financial markets; and

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other important factors described in the section herein entitled “Risk Factors” registration statements, reports or other materials that we have filed with or furnished to the SEC, including our Annual Report.

The preceding list is not intended to be an exhaustive list of all our forward-looking statements. These factors could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results or developments. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.
This prospectus, and any prospectus supplement, may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. The Company may also from time to time make forward-looking statements in other documents and reports that are filed with or submitted to the SEC, in other information sent to the Company’s security holders, and in other written materials. The Company also cautions that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable laws. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.
New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. You should carefully review and consider the various disclosures included in our Annual Report and in our other filings made with the SEC that attempt to advise interested parties of the risks and factors that may affect our business, prospects and results of operations.
We make no prediction or statement about the performance of our common shares. The various disclosures included in this prospectus and in our other filings made with the SEC that attempt to advise interested parties of the risks and factors that may affect our business, prospects, and results of operations should be carefully reviewed and considered.

USE OF PROCEEDS
We will not receive any proceeds from the sale of any common shares offered by the Selling Shareholders under this prospectus and any prospectus supplement.

CAPITALIZATION
The following table sets out our capitalization as of December 31, 2024, on an actual basis and on an as adjusted basis to give effect to the following transactions which occurred between December 31, 2024 and May 7, 2025: (i) our dividend payment of an amount of approximately $11.3 million, or $0.35 per share, on March 17, 2025; and (ii) our payment of an amount of $15.0 million of scheduled debt installments for our long-term borrowings, net of $0.5 million of loan financing fee amortization.
You should read this table in conjunction with the historical financial statements in our Annual Report, which is incorporated by reference herein.
(Unaudited, Expressed in thousands of U.S. Dollars,
except number of shares and per share data)
	As of December 31, 2024
	Actual	As Adjusted
Debt:
Current portion of long-term debt	$46,690	$46,904
Non-current portion of long-term debt	$598,957	$584,213
Total debt	$645,647	$631,117
Shareholders’ equity:
Common stock, $0.001 par value per share, 500,000,000 shares authorized; 32,890,000 shares issued, 32,194,108 shares outstanding (net of treasury stock), as of December 31, 2024	$33	$33
Additional paid-in capital	$14,502	$14,502
Accumulated profit	$400,512	$389,244
Treasury shares and other reserves	$(4,620)	$(4,620)
Total Shareholders’ equity	$410,427	$399,159
Total capitalization	$1,056,074	$1,030,276

SELLING SHAREHOLDERS
This prospectus relates to the proposed sale from time to time of up to 18,102,286 of our common shares by the Selling Shareholders named in the table below. We have filed the registration statement of which this prospectus forms a part in order to permit the Selling Shareholders to offer these securities for resale or transfer from time to time as set forth below in “Plan of Distribution.”
The table below sets forth, as of May 6, 2025, the names of the Selling Shareholders for which we are registering common shares for resale to the public and the aggregate principal amount that the Selling Shareholders may offer pursuant to this prospectus. When we refer to the “Selling Shareholders” in this prospectus, we mean the persons listed in the table below, or their respective donees, pledgees, transferees, distributees, or other successors in interest and their respective affiliates that are direct or indirect equity investors in us, including other successors in interest.
This registration statement is being filed pursuant to the Registration Rights Agreement dated December 6, 2023 among us, Glafki Marine Corp. and Hospitality Assets Corp.
The following table sets forth information relating to the Selling Shareholders as of May 6, 2025 based on information supplied to us by the Selling Shareholders on or prior to that date. We have not sought to verify such information. Information concerning the Selling Shareholders may change over time. The Selling Shareholders may hold or acquire at any time common shares in addition to those offered by this prospectus and may have acquired additional common shares since the date on which the information reflected herein was provided to us. In addition, the Selling Shareholders may have sold, transferred or otherwise disposed of some or all of their common shares since the date on which the information reflected herein was provided to us and may in the future sell, transfer or otherwise dispose of some or all of their common shares in private placement transactions exempt from or not subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Selling Shareholders may sell some, all or none of their shares covered by this prospectus.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The table assumes that all the common shares being offered by the Selling Shareholders pursuant to this prospectus are ultimately sold in the offering. The Selling Shareholders may sell some, all or none of their common shares covered by this prospectus, and as a result the actual number of common shares that will be held by the Selling Shareholders upon termination of the offering may exceed the minimum number set forth in the table.
Name of Selling Shareholders	Number of Common Shares Beneficially Owned Prior to Any Sale	Percentage of Common Shares Held Prior to Any Sale(1)	Number of Common Shares Offered by This Prospectus	Number of Common Shares Beneficially Owned Assuming Sale of All Shares Offered by This Prospectus	Percentage of Common Shares Beneficially Owned Assuming Sale of All Shares Offered by This Prospectus(1)
Ioannis Alafouzos(2)	11,456,223	35.6%	11,456,223	0	0%
Themistoklis Alafouzos(3)	6,646,063	20.6%	6,646,063	0	0%

(1)
Calculated based on 32,194,108 common shares outstanding as of May 6, 2025 (excluding any shares held in treasury).

(2)
Ioannis Alafouzos owns 437,286 common shares directly in a brokerage account and 11,018,937 common shares beneficially through Glafki Marine Corp., a company of which he is the beneficial owner.

(3)
Themistoklis Alafouzos owns 6,646,063 common shares beneficially through Hospitality Assets Corp., a company of which he is the beneficial owner.

Selling Shareholders information for each additional Selling Shareholder, if any, will be set forth by a prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Shareholders’ common shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each Selling Shareholder and the number of common shares registered on its behalf. See “Plan of Distribution.”

TAX CONSIDERATIONS
Our Annual Report provides a discussion of the material U.S. federal income tax considerations and Marshall Islands tax considerations that may be relevant to prospective investors in our common shares. The applicable prospectus supplement may also contain information about any material U.S. federal income tax considerations and any material non-U.S. tax considerations relating to the securities covered by such prospectus supplement.

PLAN OF DISTRIBUTION
This prospectus relates to the sale by the Selling Shareholders named in this prospectus of up to an aggregate of 18,102,286 common shares from time to time. We will not receive any of the proceeds from such sales. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The term Selling Shareholders includes donees, pledgees, transferees, distributees, or other successors in interest, and their respective affiliates that are direct or indirect equity investors in us, including other successors in interest selling our common shares received after the date of this prospectus from the Selling Shareholders as a gift, pledge, distribution, dividend, or other transfer.
The registration of such shares does not necessarily mean that any of such shares will be offered or sold by the Selling Shareholders pursuant to this prospectus or at all. The Selling Shareholders and any of their successors and permitted assigns may sell their common shares offered by this prospectus on any stock exchange, quotation service, market or other trading facility on which our common shares are listed or traded, in the over-the-counter market, through underwriters, through agents, to dealers, or in private transactions. There can be no assurance that the Selling Shareholders will sell any or all of our common shares offered by this prospectus.
The Selling Shareholders will pay any underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of the common shares covered by this prospectus, and (except as set forth in the following sentence) fees and disbursements of counsel and advisors to the Selling Shareholders. We will bear all other expenses incurred in connection with such sales, including all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of our counsel and the reasonable fees and disbursements of one counsel, plus local counsel as necessary, for the Selling Shareholders.
The Selling Shareholders may sell or distribute the common shares included in this prospectus through underwriters, whether individually or through an underwriting syndicate led by one or more managing underwriters, through agents, to dealers, and/or directly to one or more purchasers, in private transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale (which may be above or below market prices prevailing at the time of sale) or at negotiated prices or otherwise.
In addition, the Selling Shareholders may sell some or all of the common shares included in this prospectus through one or more transactions on the NYSE, the Oslo Stock Exchange or otherwise, in secondary distributions pursuant to and in accordance with the rules of the NYSE, through one or more electronic trading platforms or services, in the over-the-counter market, in negotiated transactions, or any combination of the methods of sale described herein, including through:
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a distribution by way of a dividend or otherwise to existing shareholders of such Selling Shareholder;

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ordinary brokerage transactions and transactions in which a broker solicits purchasers;

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one or more block trades in which a broker-dealer will attempt to sell the shares as agent, but may reposition and resell a portion of the block, as principal, in order to facilitate the transaction;

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purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

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exchange distribution in accordance with the rules of the applicable exchange;

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public or privately negotiated transactions;

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settlement of short sales made after the effectiveness of the registration statement of which this prospectus forms a part;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

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in transactions through broker-dealers that agree with a Selling Shareholder to sell a specified number of such common shares at a stipulated price per common share;

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into an existing market for the securities;

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an over-the-counter distribution in accordance with the rules of NYSE;

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one or more underwritten offerings on a firm commitment or best efforts basis;

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trading plans entered into by us pursuant to Rule 10b5-1 under the Exchange Act, or any similar plans, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provides for periodic sales of our common shares on the basis of parameters described in such trading plans;

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directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

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a combination of any such methods of sale; or

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any other method permitted pursuant to applicable law.

In addition, the Selling Shareholders may enter into options or other types of transactions that require the Selling Shareholders to deliver common shares to a broker-dealer or other type of agent, who will then resell or transfer the common shares under this prospectus.
The Selling Shareholders may enter into hedging transactions with respect to the common shares. For example, the Selling Shareholders may:
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enter into transactions involving short sales of our common shares by broker-dealers;

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sell common shares short and deliver the shares to close out short positions;

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loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares; or

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a combination of any of the foregoing.

The Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common shares in the course of hedging the positions they assume. The Selling Shareholders may also sell our common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities.
Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers, underwriters and other agents may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of common stock, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved but any such discounts or commissions might be in excess of those customary in the types of transactions involved. Upon being notified in writing by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act will be filed, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of common shares involved, (iii) the price at which such common shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, if applicable, and (vi) other facts material to the transaction.
The Selling Shareholders may also sell common shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
The Selling Shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If an applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell common shares covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Selling Shareholders or borrowed from the Selling Shareholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Selling Shareholders in settlement of those derivatives to close out any related open borrowings of stock. In addition, the Selling Shareholders may otherwise loan or pledge common shares to a financial institution or other third party that in turn may sell the common shares short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our common shares or in connection with a concurrent offering of other securities.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of our common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, under a prospectus supplement, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the donee, pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The Selling Shareholders also may transfer our common shares owned by them in other circumstances, in which case the donees, transferees, pledgees, distributees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
Offers to purchase the common shares being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the common shares from time to time. The Selling Shareholders reserve the right to accept and, from time to time, to reject, in whole or in part, any proposed purchase of the common shares to be made directly or through agents. We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.
The Selling Shareholders and any underwriters, broker-dealers, agents or other persons acting on their behalf that participate with the Selling Shareholders in the distribution of the common shares offered in this prospectus may be deemed by the SEC to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may therefore be underwriting discounts and commissions under the Securities Act. A Selling Shareholder who is deemed by the Commission to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Upon being notified by the Selling Shareholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of common shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The Selling Shareholders may grant to any underwriters options to purchase additional offered common shares to cover over-allotments, if any, at the public offering price, with additional underwriting discounts or commissions and on terms as may be set forth in the applicable prospectus supplement.
As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of our common shares pursuant to this prospectus.
We have informed the Selling Shareholders that the anti-manipulation rules of Regulation M, promulgated under the Exchange Act may apply to sales of our common shares by the Selling Shareholders in the market and to the activities of the Selling Shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. In the event of a “distribution” of the common shares offered in this prospectus, the Selling Shareholders, any selling broker-dealer or agent and any “affiliated purchasers” may be subject to Regulation M under the Exchange Act, which would prohibit, with certain exceptions, each such person from bidding for or purchasing any security which is the subject of such distribution until their participation in that distribution is completed. The Selling Shareholders may indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.
Underwriters, dealers and agents may engage in transactions with, or perform services for, the Selling Shareholders, its affiliates, us in the ordinary course of business.
It is possible that one or more underwriters may make a market in our common shares, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our common shares. Our common shares are traded on the NYSE, under the trading symbol “ECO” and on the Oslo Stock Exchange under the trading symbol “OET”.

At the time that any particular offering of our common shares is made, to the extent required by the Securities Act, a prospectus or prospectus supplement or, if appropriate, a post-effective amendment, will be distributed, setting forth the terms of the offering, including the aggregate number of common shares being offered, the purchase price of the common shares, the public offering price of the common shares, the names of any underwriters, dealers or agents and any applicable discounts or commission.
Certain persons participating in any offering of common shares may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell common shares in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the common shares and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of common shares than they are required to purchase from the Selling Shareholders in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the common shares sold for their account may be reclaimed by the syndicate if such common shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common shares, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, the Oslo Stock Exchange, in the over-the-counter market or otherwise. These activities will be described in more detail in the applicable prospectus supplement, if any.
In order to comply with the securities laws of some states, if applicable, our common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.
We will bear the costs relating to the registration and sale of the common shares offered by this prospectus, other than any underwriting discounts and commissions and transfer taxes, if any. We have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities of any violation us of the Securities Act, the Exchange Act, and state securities laws applicable to us and relating to the registration of the shares offered by this prospectus that have not resulted from written information provided by the Selling Shareholders to us expressly for use in connection with such registration or caused by such Selling Shareholder failing to deliver to the immediate purchaser a copy of the registration statement or prospectus or any amendments or supplements thereto (if the same was required by applicable law to be so delivered).
In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc, the maximum compensation to be paid to any member of the Financial Industry Regulatory Authority, or independent broker-dealer participating in any offering made pursuant to this prospectus, will not exceed 8% of the gross proceeds from that offering.
We have agreed with the Selling Shareholders under the registration rights agreement to use our reasonable best efforts to maintain the effectiveness of the registration statement to which this prospectus forms a part for a period ending on the earlier of (i) three years following the date on which such registration statement first becomes effective (but one year if we are not able to continue to use Form F-3 or Form S-3 under the Securities Act (or any successor or similar form)), (ii) the date on which all common shares covered by such registration statement have been sold, and the distribution contemplated thereby has been completed, (iii) the date on which all common shares covered by such Registration Statement have become freely saleable pursuant to Rule 144 without restriction or limitation on volume or manner of sale.

ENFORCEABILITY OF CIVIL LIABILITIES
We are a Republic of the Marshall Islands corporation. The Republic of the Marshall Islands has a less developed body of securities laws as compared to the United States. Our principal executive offices are located outside the United States. The majority of the directors, officers and our independent registered public accounting firm reside outside the United States. In addition, substantially all of our assets and the assets of certain of our directors, officers and our independent registered public accounting firm are located outside the United States. As a result, it may be difficult or impossible for you to serve legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.
Furthermore, there is substantial doubt that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries, directors or officers and such persons are located (i) would recognize or enforce judgments of U.S. courts obtained in actions against us, our directors or officers and such experts based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us, our directors or officers and such experts based on those laws.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the description of our capital stock. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, you should read the description of our capital stock and the material terms of our second amended and restated articles of incorporation and our third amended and restated bylaws contained in our Annual Report, as updated by annual and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, together with our second amended and restated articles of incorporation and third amended and restated bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. Please see the section of this prospectus entitled “Where You Can Find Additional Information.”
For the complete terms of our capital stock, please refer to our second amended and restated articles of incorporation and our third amended and restated bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The BCA may also affect the terms of our capital stock.
For purposes of the following description of capital stock, references to “us”, “we” and “our” refer only to Okeanis Eco Tankers Corp. and not any of its subsidiaries. We were formed as a Marshall Islands corporation with entity number 96382 with the Marshall Islands Registrar of Corporations.
Purpose
Our objects and purposes, as provided in Section B of our second amended and restated our articles of incorporation, are to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our second amended and restated articles of incorporation and third amended and restated bylaws do not impose any limitations on the ownership rights of our shareholders.
Authorized Capitalization
Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share. All of our shares of stock are in registered form. Our second amended and restated articles of incorporation does not permit the issuance of bearer shares. As of December 31, 2024 and May 6, 2025, we had 32,194,108 common shares outstanding and no preferred shares outstanding. All common shares that are issued are fully paid. We hold 695,892 common shares in treasury (which are not deemed outstanding) amounting to $4,583,929, measured at cost.
In November 2021, our board of directors authorized a share buy-back plan, pursuant to which we were permitted to repurchase up to $5.0 million of our outstanding common shares in the open market. This plan remains in effect. We purchased 122,573 common shares at an average price of NOK70.996, or $8.26 per share, for a total amount of $1,012,139 in 2021. We purchased 59,236 common shares at an average price of NOK73.05, or $8.50 per share, for a total amount of $503,531 in 2022. We did not repurchase any shares in 2023 or 2024, nor did we issue any shares in 2022, 2023, or 2024.
Our board of directors has the authority to fix by resolution or resolutions the designations and powers, preferences and rights, and the qualifications, limitations and restrictions of each series of preferred shares that are not inconsistent with applicable law. Our board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control or the removal of our management.
Description of Common Stock
Each outstanding share of common stock generally entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive, ratably based on the number of shares held, all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata based on the number of shares held our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of our preferred stock. Our board of directors may determine to repurchase our own shares that have already been issued, which decision does not require shareholder approval. Any such purchase can be made out of surplus (as such term is used in the BCA). We are not permitted to repurchase our shares when we are insolvent or would thereby be made insolvent.
Broadridge Corporate Issuer Solutions, LLC is the transfer agent and registrar for our common shares.
To facilitate transfers of our common shares between the NYSE and Oslo Stock Exchange, all our common shares are primarily held and settled within DTC and secondarily held and settled in Euronext Securities Oslo (the “VPS”) through a Central Securities Depository, or CSD, link. A CSD link structure allows the VPS to give shareholders of our already issued common shares access to such common shares maintained in DTC and vice versa. Consequently, our common shares can be moved between the DTC and VPS to enable shares moving between the NYSE and Oslo Stock Exchange.
Each person beneficially owning common shares registered through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the common shares.
Shares of common stock that have been entered into the DTC book-entry system will be registered in the name of Cede & Co., as nominee for DTC and transfers of beneficial ownership of shares held through DTC will be effected by electronic transfer made by DTC participants. Transfers of shares held outside of DTC or another direct registration system maintained by our transfer agent, and not represented by certificates, are effected by a stock transfer instrument. Transfer of registered certificates is effected by presenting and surrendering the certificates to us or our transfer agent. A valid transfer requires the registered certificates to be properly endorsed for transfer as provided for in the certificates and accompanied by proper instruments of transfer.
Our second amended and restated articles of incorporation, third amended and restated bylaws and the BCA do not contain transfer restrictions on our shares of common stock or shares of preferred stock.
The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.
Our common shares have been listed on the NYSE under the trading symbol “ECO” since December 11, 2023 and on the Oslo Stock Exchange under the trading symbol “OET” since January 29, 2021. In conjunction with the NYSE listing of our common shares, we changed the listing status of our common shares on the Oslo Stock Exchange from a primary listing to a secondary listing. We incurred a trading suspension of two trading days on December 7 and 8, 2023 on the Oslo Stock Exchange in connection with the changes to our share registration structure in order to facilitate the dual listing of our common shares. Our common shares began trading on Euronext Growth (ex-Merkur Market) on July 3, 2018. On March 8, 2019, our shares began trading on Euronext Expand (ex-Oslo Axess) and ceased trading on Euronext Growth. On January 29, 2021, our shares began trading on the Oslo Stock Exchange and ceased trading on Euronext Expand (ex-Oslo Axess).
Description of Preferred Stock
Our board of directors is authorized to provide for the issuance of preferred stock in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred stock. The board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control or the removal of our management. At the time that any series of our preferred stock is authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights and preferences that could adversely affect the voting power and other rights of holders of our common shares and preferred shares, or make it more difficult to effect a change in control. In addition, preferred stock could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders.

Shareholder Meetings
Under our third amended and restated bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time by the chairman of the board of directors, the Chief Executive Officer, the board of directors, or the holders of not less than 20% of the voting power of the shares entitled to vote on the matter to be voted at such special meeting. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat. There must be present, in person or by proxy, shareholders of record holding at least one-third of the voting power of shares issued and outstanding and entitled to vote in order to constitute quorum at a shareholders meeting. The board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. When a quorum is once present to organize a meeting, it shall not be broken by the subsequent withdrawal of any shareholders. In the absence of a quorum, the holders of a majority of the voting power of the outstanding shares present at the meeting in person or by proxy may adjourn the meeting. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders.
Limitations on Ownership
There is no limitation on the right to own securities or the rights of non-resident or foreign shareholders to hold or exercise voting rights on our securities under Marshall Islands law or our second amended and restated articles of incorporation and our third amended and restated bylaws.
Directors
Our directors are elected by the affirmative vote of a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our second amended and restated articles of incorporation and third amended and restated bylaws do not provide for cumulative voting in the election of directors.
The board of directors must consist of at least one member. Each director shall be elected to serve until the next annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The board of directors has the authority to fix the amounts which shall be payable to the members of our board of directors, and to members of any committee, for attendance at any meeting or for services rendered to us. The number of directors constituting the entire board of directors shall be fixed from time to time by the shareholders or by the board of directors; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office. We do not have any mandatory retirement age for our directors.
The BCA authorized corporations to, in their articles of incorporation, limit or eliminate personal liability of directors to corporations or their shareholders for monetary damages for breaches of directors’ fiduciary duties; provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the director derived an improper personal benefit. Our second amended and restated articles of incorporation provide that no director shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except as such exemption from liability or any limitation thereof is not permitted under the BCA. Our third amended and restated bylaws requires us, in certain instances, to indemnify our directors and officers.
The limitation of liability and indemnification provisions in our second amended and restated articles of incorporation and third amended and restated bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, may otherwise benefit us and our shareholders. In addition, an investor in our common shares may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

No contract or transaction between us and one or more of our directors will be void or voidable solely for the following reason, or solely because the director or officer is present at or participates in the meeting of our board of directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if (1) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the board of directors or committee, and the board of directors or committee approves such contract or transaction by a vote sufficient for such purpose without counting the vote of such interested director, or, if the votes of the disinterested directors are insufficient to constitute an act of the board, by unanimous vote of the disinterested directors; or (2) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the shareholders entitled to vote thereon, and such contract or transaction is approved by vote of such shareholders.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Election and Removal
Our third amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors. The entire board of directors or any individual director may be removed, with or without cause by the vote of shareholders. The entire board of directors or any individual director may be removed, with cause, by the vote of the board of directors. Any vacancies in the board of directors for any reason, and any created directorships resulting from any increase in number of directors, may be filled by the vote of the majority of the board of directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of directors.
Dissenters’ Rights of Appraisal and Payment
Under the BCA, our shareholders generally have the right to dissent from certain mergers and consolidations and the sale or exchange of all or substantially all of our assets not made in the usual and regular course of our business and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual course of its business, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our second amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the High Court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the Company’s shares are primarily traded on a local or national securities exchange.
Dividends
Declaration and payment of any dividend is subject to the discretion of the board of directors. The timing and amount of dividend payments to holders of our shares will depend on a series of factors and risks described under “Risk Factors” in our Annual Report and in prospectuses we may file from time to time, and includes risks relating to earnings, financial condition, cash requirements and availability, restrictions in our current and future loan arrangements, the provisions of the Marshall Islands law affecting the payment of dividends and other factors. The BCA generally prohibits the payment of dividends other than from surplus (but in case there is no surplus, dividends may be declared or paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year) or while we are insolvent or if we would be rendered insolvent upon paying the dividend, or if the declaration or payment would be contrary to any restrictions contained in the articles of incorporation.

Shareholders’ Derivative Actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the person bringing the action is a shareholder or a holder of a beneficial interest of shares both at the time the derivative action is brought and at the time of the transaction to which the action relates, or that the shares or his interest therein devolved upon him by operation of law.
Exchange Controls
Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls, or restrictions that affect the remittance of dividends, interest or other payments to holders of our common shares that are neither Marshall Islands residents nor Marshall Islands citizens.
Amendment of our Articles of Incorporation
In general, amendments to articles of incorporation must be authorized by vote of the holders of a majority of all outstanding shares entitled to vote thereon. In addition, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, and in addition to the authorization of an amendment by vote of the holders of a majority of all outstanding shares entitled to vote thereon, the amendment shall be authorized by vote of the holders of a majority of all outstanding shares of the class if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.
Anti-takeover Provisions of our Organizational Documents
Several provisions of our second amended and restated articles of incorporation and third amended and restated bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti- takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors. In connection with the listing of our common shares on the NYSE in December 2023 and the change of our listing status on the Oslo Stock Exchange from a primary listing to a secondary listing, we were exempt from the Norwegian takeover rules pursuant to a decision made by the Oslo Stock Exchange (the takeover authority in Norway at the time) on October 20, 2023.
Limited Actions by Shareholders
Our third amended and restated bylaws provide that the chairman of the board of directors, the board of directors, the Chief Executive Officer or the holders of not less than 20% of the voting power of the shares entitled to vote on the matter to be voted at such special meeting may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.
Our third amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing. Our third amended and restated bylaws also specify requirements as to the form and content and timeliness of a shareholder’s notice. Generally, to be timely, a shareholder’s notice to our secretary must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Blank Check Preferred Stock
Under the terms of our second amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 100,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.
Election of Directors
Our second amended and restated articles of incorporation and third amended and restated bylaws prohibit cumulative voting in the election of directors. Our third amended and restated bylaws require parties other than our board of directors to give advance written notice of nominations for the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Transfer Agent
Broadridge Corporate Issuer Solutions, LLC is the transfer agent and registrar for our common shares, and its telephone number is +1 (844) 998-0339.
Listing
Our common shares are traded on the NYSE under the trading symbol “ECO” and on the Oslo Stock Exchange (also known as the Euronext Oslo Børs) under the trading symbol “OET”.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS
Our corporate affairs are governed by our second amended and restated articles of incorporation, third amended and restated bylaws and the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be applied and construed to make the BCA uniform with the laws of the State of Delaware and other states with substantially similar legislative provisions (and adopts their case law to the extent they do not conflict with the BCA), there have been few court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. Furthermore, the Marshall Islands lacks a bankruptcy statute, and in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Company, the bankruptcy laws of the United States or of another country having jurisdiction over the Company would apply. The following table provides a comparison between certain statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.
Marshall Islands	Delaware
Shareholder Meetings

Held at a place as designated in the bylaws. An annual meeting of shareholders shall be held for the election of directors on a date and at a time designated by or in the manner provided in the bylaws.
May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.
May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.
Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, written notice shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally or sent by mail or by electronic transmission not less than 15 nor more than 60 days before the date of the meeting. If sent by electronic transmission, notice given shall be deemed given when directed to a number or electronic mail address at which the shareholder has consented to receive notice.
Written notice shall be given not less than 10 nor more than 60 days before the meeting.
Shareholders’ Voting Rights

Unless otherwise provided in the articles of incorporation, any action required by the BCA to be taken at a meeting of shareholders or any action which may be taken at a meeting of the shareholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum

Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Marshall Islands	Delaware
number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Any shareholder entitled to vote may authorize another person to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or the bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.
The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.
Removal:	Removal:

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.
Any or all of the directors may be removed for cause by vote of the shareholders. The articles of incorporation or the specific provisions of a bylaw may provide for such removal by action of the board.

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Directors
Number of board members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

If the board of directors is authorized by the bylaws to change the number of directors, it can only do so by a majority of the entire board of directors. No decrease in the number shortens the term of any incumbent director.

Dissenter’s Rights of Appraisal
Shareholders have a right to dissent from any plan of merger, consolidation or sale or exchange of all or substantially all of the property and assets not made	Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited

Marshall Islands	Delaware

in the usual and regular course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the fair value of his shares is not available for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all property and assets not made in the usual course of business, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.

exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote in favor of or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

•
alters or abolishes any preferential right of any outstanding shares having preference; or

•
creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares; or

•
alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

•
excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholders’ Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time the action is brought and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort. Such action in the Marshall Islands shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of the Marshall Islands.

Reasonable expenses including attorneys’ fees may be awarded by a Marshall Islands court if the action is successful.

Marshall Islands	Delaware

In any action in the Marshall Islands, a corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the stock has a value of $50,000 or less.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the common shares being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us. All amounts are estimated, except the SEC registration fee and the FINRA filing fee.
SEC registration fee		$65,766.75
FINRA filing fee	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

*
To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS
The validity of the common shares offered by this prospectus and certain other legal matters relating to United States and Marshall Islands law will be passed upon for us by Watson Farley & Williams LLP, New York, New York.
EXPERTS
The financial statements of Okeanis Eco Tankers Corp. as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this Prospectus by reference to Okeanis Eco Tankers Corp.’s annual report on Form 20-F for the year ended December 31, 2024, have been audited by Deloitte Certified Public Accountants S.A., an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The office of Deloitte Certified Public Accountants, S.A. is located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed with the SEC a registration statement relating to the common shares offered by this prospectus. This prospectus is a part of that registration statement, which includes additional information. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. You may review a copy of the registration statement through the SEC’s website.
This prospectus is part of a registration statement on Form F-3 that we filed with the SEC, utilizing a “shelf” registration process. Under this shelf registration process, the Selling Shareholders may, from time to time, sell up to 18,102,286 common shares described in this prospectus in one or more offerings. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and the exhibits to the registration statement.
For further information about us, the common shares the Selling Shareholders are offering by this prospectus and any accompanying prospectus supplement and related matters, you should review the registration statement, including the exhibits filed as part of the registration statement. Statements contained in this prospectus and any accompanying prospectus supplement about the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document that is filed as an exhibit to the registration statement.
Government Filings
We file annual and other reports with the SEC. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. Further information about our company is available on our website at www.okeanisecotankers.com. Information that is or will be on or accessed through such websites does not constitute a part of, and is not incorporated by reference into, this prospectus. You may read and copy any document that we file with or furnish to the SEC, including a copy of the registration statement and the exhibits that were filed with the registration statement, free of charge on the SEC website provided above.
Information Incorporated by Reference
The SEC allows us to “incorporate by reference” into this prospectus information that we file with and furnish to it. This means that we can disclose important information to you by referring you to those filed or furnished documents. The information incorporated by reference is an important part of this prospectus. Each document incorporated by reference into this prospectus is current only as of the date of such document, and the incorporation by reference of such document is not intended to create any implication that there has been no change in our affairs since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and any accompanying prospectus supplement. However, statements contained in this prospectus or in documents that we file or furnish to the SEC and that are incorporated by reference into this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed or furnished documents or reports that have been incorporated by reference into this prospectus, to the extent the new information differs from or is inconsistent with the old information. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.
We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:
•
our annual report on Form 20-F for the year ended December 31, 2024, filed with the SEC on March 31, 2025;

•
our report on Form 6-K filed with the SEC on April 25, 2025;

•
our report on Form 6-K filed with the SEC on May 7, 2025;

•
our report on Form 6-K filed with the SEC on May 8, 2025;

•
our report on Form 6-K filed with the SEC on May 9, 2025;

•
our report on Form 6-K filed with the SEC on May 14, 2025;

•
our report on Form 6-K filed with the SEC on May 14, 2025; and

•
the description of our common shares contained in our Registration Statement on Form 20-F filed with the SEC on November 22, 2023, including any subsequent amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we file with the SEC (but not documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein) (i) after the date of the initial registration statement on Form F-3 of which this prospectus forms a part and prior to effectiveness of such registration statement and (ii) after the date of this prospectus and until we file a post-effective amendment to the registration statement of which this prospectus forms a part which indicates that all common shares offered have been sold or which deregisters all common shares then remaining unsold. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K after the filing date of the initial registration statement on Form F-3, but only to the extent specifically indicated in those submissions or in a future prospectus supplement. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.
You should rely only on the information contained in or incorporated by reference in this prospectus and any prospectus supplement. We and the Selling Shareholders have not authorized any other person to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We and the Selling Shareholders are not making an offer to sell these common shares in any jurisdiction where the offer or sale is not permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus or any sale of our common shares. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
Upon written or oral request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, at no cost to the requester, a copy of any or all of the information that has been incorporated by reference in the prospectus. You may request a free copy of the above-mentioned information or any subsequent filing we incorporate by reference into this prospectus or any prospectus supplement by contacting us at the following address:
Okeanis Eco Tankers Corp.
c/o OET Chartering Inc.
Ethnarchou Makariou Ave., & 2 D. Falireos St.
185 47 N. Faliro, Greece
Telephone number +30 210 480 4200
Alternatively, copies of these documents are available via our website (www.okeanisecotankers.com). Information that is or will be on or accessed through such website does not constitute a part of, and is not incorporated by reference into, this prospectus.
In reviewing any agreements included as exhibits to the registration statement relating to the common shares covered by this prospectus or to other SEC filings incorporated by reference into this prospectus, please be aware that these agreements are attached as exhibits to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement, which representations and warranties may have been made solely for the benefit of the other parties to the applicable agreement and, as applicable:
•
should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•
have been qualified by disclosures that may have been made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•
may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•
were made only as of the date of the applicable agreement (or such other date or dates as may be specified in the agreement) and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and should not be relied upon by investors in considering whether to invest in our common shares.
Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with IFRS. As a “foreign private issuer”, we are exempt from the rules under the Exchange Act, prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act.
As a foreign private issuer, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, as a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our directors, executive officers and holders of 10% or more of our common shares are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.
Disclosure of SEC Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Up to 18,102,286 Common Shares
Offered by the Selling Shareholders
OKEANIS ECO TANKERS CORP.
PROSPECTUS
May 21, 2025